Exhibit 99

Resideo Announces Record Second Quarter 2026 Financial Results; Initiates Standalone 2026 Outlook
•Revenue of $1.98 billion, up 2% year-over-year; a new record and above the high-end of outlook range; Products & Solutions (“P&S”) up 4% and ADI Global Distribution segment (“ADI”) up 1%
•Gross margin of 30.0%, a new record; 13 consecutive quarters of year-over-year gross margin expansion achieved at P&S
•Net income of $97 million, compared to net loss of $825 million in second quarter of 2025; Adjusted EBITDA (1) of $249 million, up 19% year-over-year; a new record and above the high-end of outlook range
•GAAP diluted EPS of $0.51; Adjusted EPS(1) of $0.83, up 26% year-over-year and above the high-end of the outlook range
•Successfully completed the business separation of ADI on August 3, 2026 (2)

SCOTTSDALE, Ariz., August 12, 2026 – Resideo Technologies, Inc. (NYSE: REZI), a leading global developer and manufacturer of critical control and sensing solutions for residential end-markets, today announced financial results for the second fiscal quarter ended July 4, 2026.
ADI Global Distribution Spin-Off

On August 3, 2026 (the “Distribution Date”), Resideo completed the separation (the “ADI Spin-Off” or the “Separation”) of its former ADI Global Distribution segment by distributing to Resideo common shareholders on a pro rata basis all of the issued and outstanding common stock of ADI Global Distribution Inc. (“ADIG”). To effect the Separation, Resideo distributed to its common stockholders one share of ADIG common stock for every two shares of Resideo’s common stock outstanding and held as of July 20, 2026, the record date for the distribution.

Resideo’s consolidated results for the three and six months ended July 4, 2026 include the historical results of ADI as a consolidated business segment of Resideo since the ADI Spin-Off occurred subsequent to the second fiscal quarter. Beginning with the third quarter of 2026, Resideo will no longer consolidate ADI and the historical results of ADI will be reflected as discontinued operations in our financial statements. Also beginning with the third quarter, the results of the P&S segment, with revenue adjusted to reflect ADI as an external customer and to reflect allocated corporate costs, will be presented as “continuing operations” in Resideo’s financial statements and results of operations.

ADIG has announced that it will present its second quarter and year-to-date results derived from Resideo’s accounting records and presented on a carve-out basis on August 13, 2026.

Management Remarks

“Resideo’s second quarter consolidated results were strong, reporting record high revenue and financial results that were above the high-end of the outlook range for all our key financial metrics. The Products and Solutions segment had another standout quarter with year-over-year revenue growth and the thirteenth consecutive quarter of year-over-year gross margin expansion,” said Tom Surran, Resideo’s President and CEO.

“With the business separation now complete, Resideo is entirely focused on leveraging our competitive strengths to increase the value we deliver to customers as a standalone building technologies company. With our track record of execution and our focused strategic plan coupled with a stronger gross and operating margin profile, we are poised to deliver profitable growth and drive greater shareholder value.”

(1) This press release includes certain “non-GAAP financial measures” as defined under the Securities Exchange Act of 1934. Resideo management believes the use of such non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Adjusted Cash Provided by Operations, assists investors in understanding the ongoing operating performance of Resideo by presenting the financial results between periods on a more comparable basis. See reconciliations of U.S. GAAP results to adjusted results in the accompanying tables.
(2) The historical results of the ADI segment are included in our unaudited consolidated financial statements for all periods presented as the ADI Spin-Off occurred subsequent to the end of the reported period. In future filings, we will no longer consolidate ADI and the historical results of ADI will be reflected as discontinued operations in Resideo’s consolidated financial statements.

Consolidated Second Quarter 2026 Financial Highlights

•Revenue of $1,981 million, up 2% compared to $1,943 million in the second quarter of 2025; a new record and above the high-end of outlook range
•Gross margin of 30.0%, up 70 basis points year-over-year, a new record impacted by the receipt of $27 million of tariff refunds, of which approximately $20 million was received by ADI
•Net income of $97 million, compared to net loss of $825 million in the second quarter of 2025
•Adjusted EBITDA(1) of $249 million, up 19% compared to $210 million in the second quarter of 2025; second quarter 2026 Adjusted EBITDA was a new record and above the high-end of outlook range
•Diluted EPS of $0.51 and Adjusted EPS (1) of $0.83 compared to diluted loss per share of $5.59 and Adjusted EPS (1) of $0.66 in the second quarter of 2025; second quarter 2026 Adjusted EPS (1) was above the high end of the outlook range
•Cash provided by operating activities was $148 million compared to cash provided by operating activities of $200 million in the second quarter of 2025
Products and Solutions Segment Second Quarter 2026 Highlights

•Revenue of $695 million, up 4% compared to $666 million in the second quarter of 2025; above the high-end of the segment outlook range
•Gross margin of 43.6%, up 70 basis points compared to the second quarter of 2025, a new record
•Income from operations of $138 million, compared to $142 million in the second quarter of 2025
•Segment Adjusted EBITDA (1) of $177 million, or 25.5% of revenue, up 6% compared to $167 million, or 25.1% of revenue, in the second quarter of 2025; above the high-end of the segment outlook range

P&S revenue of $695 million in the second quarter of 2026 includes a favorable impact of approximately 35 basis points from foreign currency. Revenue grew year-over-year across substantially all of our sales channels and product families due primarily to volume increases given customer demand for our products.
Gross margin of 43.6%, compared to 42.9% in the second quarter of 2025 due primarily to volume increases, favorable manufacturing and supply chain variances, and tariff refunds, partially offset by unfavorable product sales mix. We also incurred inflationary input costs that were partially offset by the price actions we announced last quarter.
Research and development expenses increased $5 million from the second quarter of 2025 as we continue to invest behind new product launches to drive future growth. Selling, general and administrative expenses were up $6 million from the second quarter of 2025, driven primarily by higher legal settlement costs. Restructuring expenses increased $10 million from the second quarter of 2025 as we continue to strategically optimize our manufacturing and operating footprint.
Income from operations of $138 million in the second quarter of 2026 was down 3% from $142 million in second quarter 2025. Segment Adjusted EBITDA (1) of $177 million was up 6% compared to $167 million in the second quarter of 2025.
ADI Global Distribution Segment Second Quarter 2026 Highlights

•Revenue of $1,286 million, up 1% compared to the second quarter of 2025; a new record and above the high-end of the segment outlook range
•Gross margin of 22.7%, up 50 basis points compared to the second quarter of 2025
•Income from operations of $64 million, compared to $71 million in the second quarter of 2025
•Segment Adjusted EBITDA (1) of $103 million, or 8.0% of revenue, down 4% compared to $107 million or 8.4% of revenue in the second quarter of 2025; above the high-end of the segment outlook range

ADI second quarter 2026 revenue of $1,286 million reflects average daily sales growth of 2% year-over-year and one fewer sales day in the current quarter. Revenue growth was driven by security, professional audio-visual, and data communications categories, partially offset by weakness in the residential audio-visual category due primarily to a continued soft U.S. residential housing market.

Gross margin was 22.7%, compared to 22.2% in the second quarter of 2025, and was favorably impacted by the receipt of tariff refunds of approximately $20 million, partially offset by unfavorable price and mix shift and higher fuel costs for freight.

Research and development expenses increased $2 million from the second quarter of 2025 due primarily to investments supporting new product launches to drive future growth. Selling, general and administrative expenses were up $8 million from the second quarter of 2025, driven primarily by higher employee and facility costs. Restructuring expenses increased $4 million from the second quarter of 2025 and were related to the optimization of ADI’s operating footprint to better align its cost structure with strategic objectives.

Income from operations of $64 million in the second quarter of 2026 was down 10% from $71 million. Adjusted EBITDA (1) of $103 million decreased 4% compared to $107 million in the second quarter of 2025.
Cash Flow and Liquidity

Net cash provided by operating activities was $148 million in the second quarter of 2026, compared to net cash provided by operating activities of $200 million in the second quarter of 2025. The decrease was driven primarily by approximately $45 million of non-recurring business separation costs and settlement payments, including the payment made in connection with the termination of the Honeywell Tax Matters Agreement, and $20 million of higher cash interest paid, partially offset by higher net income and less cash taxes paid. At July 4, 2026, Resideo had cash, cash equivalents, and restricted cash of $949 million, which included $400 million of cash proceeds from the ADIG notes offering that were funded into escrow. The proceeds of the ADIG notes offering were released to ADIG in connection with the consummation of the ADI Spin-Off and satisfaction of the escrow release conditions. Resideo had total outstanding debt of $3.62 billion at July 4, 2026.

In connection with the ADI Spin-Off, the $400 million of ADIG notes were moved onto the ADIG balance sheet. The ADIG notes are no longer an obligation of Resideo or any of its subsidiaries and will not be included in future balance sheets for Resideo. Also in connection with the ADI Spin-Off, Resideo received a $900 million dividend from ADIG and used the proceeds to repay $900 million of outstanding principal under its Term Loan B credit facility. Resideo expects to make a further repayment of approximately $200 million under its Term Loan B credit facility following the completion of the post-closing cash adjustment under the separation agreement with ADIG. We expect to make this repayment by the end of the third fiscal quarter. Resideo’s outstanding Series A Cumulative Convertible Participating Preferred Stock (“Preferred Stock”) was reduced by 150,000 shares in connection with the completion of the ADI Spin-Off, leaving 350,000 shares outstanding, with a proportional adjustment to the conversion price thereof. On a go forward basis, this will result in a proportionally smaller quarterly dividend payable on Resideo’s outstanding Preferred Stock.
Standalone Resideo Outlook

Resideo is initiating a standalone 2026 outlook for the third quarter and the full year. This standalone outlook is presented as if we had operated as a standalone company for the first half of 2026 coupled with our standalone outlook for the remainder of the year.

($ in millions)	Q3 2026	2026
Revenue	$705 - $730	$2,900 - $2,950
Non-GAAP Adjusted EBITDA (1)	$145 - $155	$605 - $625
Conference Call and Webcast Details

Resideo will hold a conference call with investors on August 12, 2026, at 5:00 p.m. ET. The webcast can be accessed at https://investor.resideo.com, where the webcast link and related materials will be posted before the call. A replay of the webcast will be available following the presentation.

About Resideo

Resideo is a global building technologies company that is a leading developer and manufacturer of critical control and sensing solutions for residential markets. The company serves professional installers and integrators across diverse product categories, such as heating, ventilation, and air conditioning controls, combustion, life safety, security, and water. Its comfort and protection solutions can be found in more than 150 million residential and commercial spaces globally, with tens of millions of new devices sold annually. More information about Resideo and its trusted brands, including BRK, First Alert, and Honeywell Home, is available at resideo.com.

Contacts:

Investors:	Media:
Christopher T. Lee	Kevin Hunt
Global Head of Strategic Finance	Director, Corporate Communications
investorrelations@resideo.com	kevin.hunt@resideo.com

Forward-Looking Statements

This release and the related conference call contain “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the third quarter 2026 and full year 2026, (2) the ability of Resideo to drive increased customer value and financial returns and enhance strategic and operational capabilities, (3) risks and uncertainties relating to tariffs that have been or may be imposed by the United States and other governments, (4) risks related to our ability to achieve some or all of the expected benefits of the separation of Resideo Technologies’ Products & Solutions and ADI Global Distribution businesses into two independent publicly traded companies, (5) our ability to repay outstanding debt obligations on the timing we anticipate or at all, and (6) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward-looking statements.

Use of Non-GAAP Measures

This press release includes certain “non-GAAP financial measures” as defined under the Securities Exchange Act of 1934 and in accordance with regulations issued thereunder. Management believes the use of such non-GAAP financial measures assists investors in understanding the ongoing operating performance of the Company by presenting financial results between periods on a more comparable basis. Such non-GAAP financial measures should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.

We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP at the end of this release. A reconciliation of the forecasted range for Adjusted EBITDA for the third quarter of 2026 and for the full year 2026 is not included in this release due to the number of variables in the projected range and because we are currently unable to quantify accurately without unreasonable efforts certain amounts that would be required to be included in the U.S. GAAP measure or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. However, for the third quarter of 2026 and full year 2026 respectively, on a standalone company basis, we anticipate the following expenses in our GAAP to non-GAAP reconciliation: depreciation and amortization of $23 million and $91 million, interest expense, net of $32 million and $129 million, and stock-based compensation expense of $8 million and $32 million.

Table 1: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except par value)	July 4, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$549	$661
Restricted cash	400	—
Accounts receivable, net	1,214	1,073
Inventories, net	1,392	1,354
Other current assets	270	270
Total current assets	3,825	3,358

Property, plant and equipment, net	445	447
Goodwill	3,088	3,100
Intangible assets, net	1,049	1,091
Other assets	374	437
Total assets	$8,781	$8,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,116	$1,131
Accrued liabilities	605	624
Total current liabilities	1,721	1,755

Long-term debt	3,560	3,167
Other long-term liabilities	494	594
Total liabilities	5,775	5,516

Stockholders’ equity:
Preferred stock, $0.001 par value: 100 shares authorized, 0.5 shares issued and outstanding, and $500 liquidation preference at July 4, 2026 and December 31, 2025	482	482
Common stock, $0.001 par value: 700 shares authorized, 160 and 152 shares issued and outstanding at July 4, 2026, respectively, and 158 and 150 shares issued and outstanding at December 31, 2025, respectively	—	—
Additional paid-in capital	2,424	2,391
Retained earnings	463	345
Accumulated other comprehensive loss	(186)	(157)
Treasury stock at cost	(177)	(144)
Total stockholders’ equity	3,006	2,917
Total liabilities and stockholders’ equity	$8,781	$8,433

Table 2: CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Revenue	$1,981	$1,943	$3,893	$3,713
Cost of goods sold	1,386	1,374	2,747	2,633
Gross profit	595	569	1,146	1,080
Operating expenses:
Research and development expenses	48	41	96	76
Selling, general and administrative expenses	332	319	672	625
Intangible asset amortization	31	30	62	60
Restructuring expenses	22	2	28	6
Business separation costs	31	—	55	—
Total operating expenses	464	392	913	767
Income from operations	131	177	$233	$313
Indemnification Agreement expense (1)	—	882	—	972
Other (income) expense, net (2)	(81)	9	(81)	15
Interest expense, net	46	24	93	49
Net income (loss) before taxes	166	(738)	221	(723)
Provision for income taxes	69	87	86	96
Net income (loss)	97	(825)	135	(819)
Less: preferred stock dividends	8	8	17	17
Less: undistributed income allocated to preferred stockholders	10	—	13	—
Net income (loss) available to common stockholders	$79	$(833)	$105	$(836)

Earnings (loss) per common share:
Basic	$0.52	$(5.59)	$0.70	$(5.65)
Diluted	$0.51	$(5.59)	$0.68	$(5.65)

Weighted average common shares outstanding:
Basic	151	149	151	148
Diluted	154	149	155	148
(1) Represents the expense incurred pursuant to the Indemnification Agreement, which, prior to its termination, we paid our regularly scheduled payments of $70 million during 2025. The following table summarizes information concerning the Indemnification Agreement.
(2) Primarily represents the $77 million gain recognized pursuant to the termination of the Tax Matters Agreement.

	Three Months Ended		Six Months Ended
(in millions)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Accrual for Indemnification Agreement liabilities deemed probable and reasonably estimable	$—	$882	$—	$972
Cash payments made to Honeywell	—	(35)	—	(70)
Indemnification Agreement non-GAAP adjustment	$—	$847	$—	$902

Table 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Six Months Ended
(in millions)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Cash Flows From Operating Activities:
Net income (loss)	$97	$(825)	$135	$(819)
Adjustments to reconcile net income (loss) to net cash in operating activities:
Depreciation and amortization	50	49	101	96
Restructuring expenses	22	2	28	6
Stock-based compensation expense	14	15	28	30
Deferred income taxes	43	—	43	4
Other, net	—	2	—	4
Changes in assets and liabilities:
Accounts receivable, net	(107)	(72)	(149)	(85)
Inventories, net	(39)	(13)	(45)	4
Other current assets	(8)	(35)	(2)	(26)
Accounts payable	98	109	(8)	8
Accrued liabilities	64	185	(50)	73
Non-current obligations payable under the Tax Matters Agreement	(88)	—	(88)	—
Non-current obligations payable under the Indemnification Agreement	—	847	—	902
Other, net	2	(64)	10	(62)
Net cash provided by operating activities	148	200	3	135
Cash Flows From Investing Activities:
Capital expenditures	(29)	(20)	(65)	(51)
Other investing activities	10	—	10	—
Net cash used in investing activities	(19)	(20)	(55)	(51)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	400	—	400	—
Repayments of long-term debt	(4)	(2)	(9)	(2)
Acquisition of treasury stock to cover stock award tax withholding	(1)	(1)	(33)	(16)
Preferred stock dividend payments	(8)	(8)	(17)	(17)
Other financing activities, net	(3)	—	1	2
Net cash provided by (used in) financing activities	384	(11)	342	(33)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(4)	7	(3)	10
Net increase in cash, cash equivalents and restricted cash	509	176	287	61
Cash, cash equivalents and restricted cash at beginning of period	440	578	662	693
Cash, cash equivalents and restricted cash at end of period	$949	$754	949	754

Table 4: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

	Q2 2026				Full Year 2026
(in millions)	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Revenue	$695	$1,286	$—	$1,981	$1,401	$2,492	$—	$3,893
Cost of goods sold	392	994	—	1,386	803	1,944	—	2,747
Gross profit	303	292	—	595	598	548	—	1,146
Research and development expenses	37	11	—	48	73	23	—	96
Selling, general and administrative expenses	110	187	35	332	229	373	70	672
Intangible asset amortization	6	25	—	31	12	49	1	62
Restructuring expenses	12	5	5	22	18	5	5	28
Business separation costs	—	—	31	31	—	—	55	55
Income (loss) from operations	$138	$64	$(71)	$131	$266	$98	$(131)	$233

	Q2 2025				Full Year 2025
(in millions)	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Revenue	$666	$1,277	$—	$1,943	$1,315	$2,398	$—	$3,713
Cost of goods sold	380	994	—	1,374	760	1,873	—	2,633
Gross profit	286	283	—	569	555	525	—	1,080
Research and development expenses	32	9	—	41	59	17	—	76
Selling, general and administrative expenses	104	179	36	319	205	352	68	625
Intangible asset amortization	6	23	1	30	12	46	2	60
Restructuring expenses	2	1	(1)	2	1	5	—	6
Income (loss) from operations	$142	$71	$(36)	$177	$278	$105	$(70)	$313

	Q2 2026 % change compared with prior period				Full Year 2026 % change compared with prior period
	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Revenue	4%	1%	N/A	2%	7%	4%	N/A	5%
Cost of goods sold	3%	—%	N/A	1%	6%	4%	N/A	4%
Gross profit	6%	3%	N/A	5%	8%	4%	N/A	6%
Research and development expenses	16%	22%	N/A	17%	24%	35%	N/A	26%
Selling, general and administrative expenses	6%	4%	(3)%	4%	12%	6%	3%	8%
Intangible asset amortization	—%	9%	(100)%	3%	—%	7%	(50)%	3%
Income (loss) from operations	(3)%	(10)%	97%	(26)%	(4)%	(7)%	87%	(26)%

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
GAAP Net income (loss)	$97	$(825)	$135	$(819)
Less: preferred stock dividends	8	8	17	17
Less: undistributed income allocated to preferred stockholders	10	—	13	—
GAAP Net income (loss) available to common stockholders	79	(833)	105	(836)
Indemnification Agreement expense (1)	—	847	—	902
One-time tax impact of Indemnification Agreement	—	42	—	42
Tax Matters Agreement settlement (2)	(33)	—	(33)	—
Intangible asset amortization	31	30	62	60
Business separation costs	31	—	55	—
Restructuring expense	22	2	28	6
Stock-based compensation expense	14	15	28	30
Litigation settlement	1	—	19	—
Undistributed income allocated to preferred stockholders	10	—	13	—
Other (3)	(5)	11	(5)	18
Tax effect of applicable non-GAAP adjustments (4)	(22)	(15)	(43)	(29)
Non-GAAP Adjusted net income	$128	$99	$229	$193

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
GAAP Net income (loss) available to common shareholders per diluted common share	$0.51	$(5.59)	$0.68	$(5.65)
Indemnification Agreement expense (1)	—	5.61	—	5.97
One-time tax impact of Indemnification Agreement	—	0.28	—	0.28
Tax Matters Agreement activity (2)	(0.21)	—	(0.21)	—
Intangible asset amortization	0.20	0.20	0.40	0.40
Business separation costs	0.20	—	0.35	—
Restructuring expense	0.14	0.01	0.18	0.04
Stock-based compensation expense	0.09	0.10	0.18	0.20
Litigation settlement	0.01	—	0.12	—
Undistributed income allocated to preferred stockholders	0.06	—	0.08	—
Impact of incremental dilutive shares	—	0.07	—	0.11
Other (3)	(0.03)	0.08	(0.03)	0.12
Tax effect of applicable non-GAAP adjustments (4)	(0.14)	(0.10)	(0.27)	(0.19)
Non-GAAP Adjusted diluted earnings per share	$0.83	$0.66	$1.48	$1.28
(1)Refer to the Unaudited Consolidated Statements of Operations herein.
(2)We recognized a gain of $77 million in Other income and derecognized $44 million of deferred tax assets that were no longer realizable to Income tax expense in connection with the termination of the Tax Matters Agreement.
(3)For 2026 periods, Other includes net periodic pension benefit costs, excluding service costs, foreign exchange transactions loss (income), gain on sale of assets, and miscellaneous other non-recurring, non-operating income and losses. For 2025 periods, Other includes net periodic pension benefit costs, excluding service costs, foreign exchange transaction loss (income), gain on sale of business, acquisition-related integration costs, and miscellaneous other non-recurring, non-operating income and losses.
(4)We calculate the tax effect of relevant non-GAAP adjustments by applying a flat statutory tax rate of 25% for all non-deductible and taxable adjustments.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
GAAP NET INCOME AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in millions)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Revenue	$1,981	$1,943	$3,893	$3,713

GAAP Net income (loss)	$97	$(825)	$135	$(819)
GAAP Net income (loss) as a % of revenue	4.9%	(42.5)%	3.5%	(22.1)%
Provision for income taxes (1)	69	87	86	96
GAAP Net income (loss) before taxes	166	(738)	221	(723)
Indemnification Agreement expense (2)	—	847	—	902
Termination of Tax Matters Agreement (1)	(77)	—	(77)	—
Depreciation and amortization	50	49	101	96
Interest expense, net	46	24	93	49
Business separation costs	31	—	55	—
Stock-based compensation expense	14	15	28	30
Restructuring expenses	22	2	28	6
Litigation settlement	1	—	19	—
Other (3)	(4)	11	(4)	18
Non-GAAP Adjusted EBITDA	$249	$210	$464	$378
Non-GAAP Adjusted EBITDA as a % of revenue	12.6%	10.8%	11.9%	10.2%
(1)We recognized a gain of $77 million in Other income and derecognized $44 million of deferred tax assets that were no longer realizable to Income tax expense in connection with the termination of the Tax Matters Agreement.
(2)Refer to the Unaudited Consolidated Statements of Operations herein.
(3)For 2026 periods, Other includes net periodic pension benefit costs, excluding service costs, foreign exchange transactions loss (income), gain on sale of assets, and miscellaneous other non-recurring, non-operating income and losses. For 2025 periods, Other includes net periodic pension benefit costs, excluding service costs, foreign exchange transaction loss (income), gain on sale of business, acquisition-related integration costs, and miscellaneous other non-recurring, non-operating income and losses.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(UNAUDITED)

PRODUCTS AND SOLUTIONS SEGMENT

	Three Months Ended		Six Months Ended
(in millions)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Revenue	$695	$666	$1,401	$1,315

GAAP Income from operations	$138	$142	$266	$278
GAAP Income from operations as a % of revenue	19.9%	21.3%	19.0%	21.1%
Litigation settlement	—	—	18	—
Restructuring expense	12	2	18	1
Stock-based compensation expense	5	4	10	9
Other	1	—	—	—
Non-GAAP Adjusted Income from Operations	$156	$148	$312	$288
Depreciation and amortization	21	19	42	37
Non-GAAP Adjusted EBITDA	$177	$167	$354	$325
Non-GAAP Adjusted EBITDA as a % of revenue	25.5%	25.1%	25.3%	24.7%
.

ADI GLOBAL DISTRIBUTION SEGMENT

	Three Months Ended		Six Months Ended
(in millions)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Revenue	$1,286	$1,277	$2,492	$2,398

GAAP Income from operations	$64	$71	$98	$105
GAAP Income from operations as a % of revenue	5.0%	5.6%	3.9%	4.4%
Stock-based compensation expense	4	5	8	9
Restructuring expense	5	1	5	5
Litigation settlement	(1)	—	(1)	—
Other	2	2	1	4
Non-GAAP Adjusted Income from Operations	$74	$79	$111	$123
Depreciation and amortization	29	28	58	56
Non-GAAP Adjusted EBITDA	$103	$107	$169	$179
Non-GAAP Adjusted EBITDA as a % of revenue	8.0%	8.4%	6.8%	7.5%

BRIDGE FROM P&S SEGMENT RESULTS TO RESIDEO
(UNAUDITED)

	Q1 2026(3)	Q2 2026(3)	1H 2026(3)
(In millions)
P&S Reported Segment Revenue	$706	$695	$1,401
Sales to ADI	46	43	89
Standalone Adjusted Revenue	752	738	1,490
Standalone Adjusted COGS(1)	457	435	892
Standalone Gross Profit	295	303	598
Research and development expenses	37	37	74
Selling, general and administrative expenses	120	109	229
Incremental SG&A (ex: Depr & SBC)	19	20	39
Incremental Depreciation	1	1	2
Incremental SBC	3	3	6
Standalone SG&A(2)	143	133	276
Intangible asset amortization	6	6	12
Incremental Intangible Asset Amortization	1	1	2
Restructuring expenses	6	12	18
Standalone Adjusted Income from operations	102	114	216

Reported Segment AEBITDA	177	$177	$354
Incremental SG&A (ex: Depr & SBC)	19	20	39
Standalone AEBITDA	$158	$157	$315

Standalone Adjustments in Blue have been calculated as if the ADI Spin-Off had been completed on January 1, 2026.
(1) Standalone Adjusted COGS reflects a gross up adjustment for intercompany sales to ADI.
(2) Q1 2026 does not include approximately $7 million of executive, pension, and other nonrecurring costs associated with the Spin-Off of the ADI Global Distribution business.
(3) Does not include continuing operations basis of accounting. The ADI Spin-Off was completed on August 3, 2026. For the second quarter, Resideo has not yet completed the procedures to account for the ADI segment as discontinued operations. Beginning in the third quarter, Resideo will account for the ADI segment as discontinued operations for such quarter and prior periods.